                                                                                                                  EXHIBIT 12
                                                                                                                  PAGE 1 OF 2


                                                     THE UNITED ILLUMINATING COMPANY

                                            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                              (IN THOUSANDS)
                                                                                                                    TWELVE
                                                                                                                    MONTHS
                                                                                                                     ENDED
                                                                  YEAR ENDED DECEMBER 31,                          JUNE 30,
                                          ------------------------------------------------------------------------
                                             1995          1996           1997          1998          1999           2000
                                             ----          ----           ----          ----          ----           ----
EARNINGS
   Net income                                $49,896       $39,045        $43,457       $45,072       $52,224         $62,998
   Federal income taxes                       41,721        35,224         28,929        38,976        51,013          50,344
   State income taxes                         12,907         8,497          8,226        10,795        10,887          10,783
   Fixed charges                              83,994        80,097         78,016        67,871        57,915          52,820
                                          -----------   -----------    -----------   -----------   -----------    ------------

   Earnings available for fixed charges     $188,518      $162,863       $158,628      $162,714      $172,039        $176,945
                                          ===========   ===========    ===========   ===========   ===========    ============


FIXED CHARGES
   Interest on long-term debt                $63,431       $66,305        $63,063       $50,129       $42,104         $38,833
   Other interest                             16,723         9,534         10,881        13,831        12,132          10,330
   One third of rental charges                 3,840         4,258          4,072         3,911         3,679           3,657
                                          -----------   -----------    -----------   -----------   -----------    ------------

                                             $83,994       $80,097        $78,016        67,871        57,915         $52,820
                                          ===========   ===========    ===========   ===========   ===========    ============

RATIO OF EARNINGS TO FIXED
 CHARGES                                        2.24          2.03           2.03          2.40          2.97            3.35
                                          ===========   ===========    ===========   ===========   ===========    ============

                                                                                                                  EXHIBIT 12
                                                                                                                  PAGE 2 OF 2

                                         THE UNITED ILLUMINATING COMPANY

                        COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                  AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                                              (IN THOUSANDS)
                                                                                                                    TWELVE
                                                                                                                    MONTHS
                                                                                                                    ENDED
                                                                    YEAR ENDED DECEMBER 31,                        JUNE 30,
                                              --------------------------------------------------------------------
                                                 1995         1996          1997         1998          1999          2000
                                                 ----         ----          ----         ----          ----          ----
EARNINGS
   Net income                                    $49,896      $39,045       $43,457      $45,072       $52,224       $62,998
   Federal income taxes                           41,721       35,224        28,929       38,976        51,013        50,344
   State income taxes                             12,907        8,497         8,226       10,795        10,887        10,783
   Fixed charges                                  83,994       80,097        78,016       67,871        57,915        52,820
                                              -----------   ----------   -----------   ----------    ----------   -----------

  Earnings available for combined fixed
   charges and preferred stock
   dividend requirements                        $188,518     $162,863      $158,628     $162,714      $172,039      $176,945
                                              ===========   ==========   ===========   ==========    ==========   ===========


FIXED CHARGES AND PREFERRED
 STOCK DIVIDEND REQUIREMENTS
   Interest on long-term debt                    $63,431      $66,305       $63,063      $50,129       $42,104       $38,833
   Other interest                                 16,723        9,534        10,881       13,831        12,132        10,330
   One third of rental charges                     3,840        4,258         4,072        3,911         3,679         3,657
   Preferred stock dividend requirements (1)       2,778          699           379          428           144             -
                                              -----------   ----------   -----------   ----------    ----------   -----------
                                                 $86,772      $80,796       $78,395      $68,299       $58,059       $52,820
                                              ===========   ==========   ===========   ==========    ==========   ===========

RATIO OF EARNINGS TO FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDEND REQUIREMENTS                        2.17         2.02          2.02         2.38          2.96          3.35
                                              ===========   ==========   ===========   ==========    ==========   ===========

(1) Preferred Stock Dividends increased to reflect the pre-tax earnings required to cover such dividend requirements.